Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

Writer’s Direct Dial:  (212) 225-2654
E-Mail:  dgottlieb@cgsh.com

Credit Suisse Group
Paradeplatz 8, P.O. Box 1
CH 8070 Zurich, Switzerland

Credit Suisse Group Finance (Delaware) LLC I

Helvetia Court, South Esplanade, St. Peter Port

Guernsey, Channel Islands GYI 3WF

Credit Suisse Group Finance (Guernsey) Limited

Helvetia Court, South Esplanade, St. Peter Port

Guernsey, Channel Islands GYI 3WF

Credit Suisse Group Finance (Luxembourg) S.A.

56, Grand-Rue

L-1660 Luxembourg

April 3, 2006

Ladies and Gentlemen:

We have acted as special U.S. counsel to Credit Suisse Group, a corporation organized under the laws of Switzerland (the “Group”), Credit Suisse Group Finance (Delaware) LLC I, a limited liability company organized under the laws of the State of Delaware (“Delaware Finance”), Credit Suisse Group Finance (Guernsey) Limited, a limited company organized under the laws of Guernsey, Channel Islands (“Guernsey Finance”), and Credit Suisse Group Finance (Luxembourg) S.A., a corporation organized under the laws of Luxembourg (“Luxembourg Finance” and, together with Delaware Finance and Guernsey Finance, the “Finance Companies”

and individually, a “Finance Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i)  unsecured debt securities of the Group (the “Debt Securities”), including senior debt securities of the Group (the “Senior Debt Securities”) and subordinated debt securities of the Group (the “Subordinated Debt Securities”), (ii)  warrants of the Group (the “Warrants”), (iii) subordinated guarantees of the Group (the “Subordinated Guarantees”) in connection with the issuance of capital securities by certain affiliates of the Group, (iv) unsecured guaranteed debt securities of each of the Finance Companies (the “Guaranteed Debt Securities”), including guaranteed senior debt securities of each of the Finance Companies (the “Guaranteed Senior Debt Securities”) and guaranteed subordinated debt securities of each of the Finance Companies (the “Guaranteed Subordinated Debt Securities”), (v) guarantees of the Group (the “Debt Guarantees”) in connection with the Guaranteed Senior Debt Securities (the “Senior Debt Guarantees”) and the Guaranteed Subordinated Debt Securities (the “Subordinated Debt Guarantees”) (the foregoing securities, collectively, the “Offered Securities”), and (vi) certain other securities. The securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture (the “Senior Indenture”) to be entered into between the Group and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Indenture,” together with the Senior Indenture, the “Debt Indentures” and individually, a “Debt Indenture”) to be entered into between the Group and the Trustee. The Warrants are to be issued from time to time under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by the Group and one or more institutions, as warrant agents (each, a “Warrant Agent”), each to be identified in the applicable Warrant Agreement.

The Subordinated Guarantees are to be issued under a company preferred securities subordinated guarantee agreement and a trust preferred securities subordinated guarantee agreement (collectively, the “Subordinated Guarantee Agreements” and individually, a “Subordinated Guarantee Agreement”) to be entered into between the Group and JPMorgan Chase Bank, N.A., as guarantee trustee.

The Guaranteed Senior Debt Securities and related Senior Debt Guarantees are to be issued under indentures (the “Senior Guaranteed Debt Indentures” and individually, a “Senior Guaranteed Debt Indenture”) to be entered into among the relevant Finance Company, the Group, as guarantor, and JPMorgan Chase Bank, N.A., as trustee.

The Guaranteed Subordinated Debt Securities and related Subordinated Debt Guarantees are to be issued under indentures (the “Subordinated Guaranteed Debt Indentures,” individually, a “Subordinated Guaranteed Debt Indenture” and, together with the Senior Guaranteed Debt Indentures, the “Guaranteed Debt Indentures” and individually a “Guaranteed Debt Indenture”) to be entered into among the relevant Finance Company, the Group, as guarantor, and JPMorgan Chase Bank, N.A., as trustee.

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the form of Senior Indenture, the form of Subordinated Indenture, the forms of Subordinated Guarantee Agreements, the forms of Senior Guaranteed Debt Indentures, the forms of Subordinated Guaranteed Debt Indentures and the forms of Senior Debt Securities, Subordinated Debt Securities, Guaranteed Senior Debt Securities (including the forms of Senior Debt Guarantees endorsed thereon) and Guaranteed Subordinated Debt Securities (including the forms of Subordinated Debt Guarantees endorsed thereon) filed as exhibits thereto, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.             The Senior Debt Securities will be valid, binding and enforceable obligations of the Group, entitled to the benefits of the Senior Indenture.

2.             The Subordinated Debt Securities will be valid, binding and enforceable obligations of the Group, entitled to the benefits of the Subordinated Indenture.

3.             The Warrants will be valid, binding and enforceable obligations of the Group.

4.             Each of the Subordinated Guarantees will be a valid, binding and enforceable obligation of the Group, entitled to the benefits of the relevant Subordinated Guarantee Agreement.

5.             The Guaranteed Senior Debt Securities and Senior Debt Guarantees will be valid, binding and enforceable obligations of the relevant Finance Company and of the Group, respectively, entitled to the benefits of the respective Senior Guaranteed Debt Indenture.

6.             The Guaranteed Subordinated Debt Securities and Subordinated Debt Guarantees will be valid, binding and enforceable obligations of the relevant Finance Company and of the Group, respectively, entitled to the benefits of the respective Subordinated Guaranteed Debt Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Group or the Finance Companies, (a) we have assumed that the Group, the relevant Finance Company, and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Offered Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Group or the Finance Companies regarding matters of the federal law of the United States of America or the law of the State of New York), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Debt Securities, Guaranteed Debt Securities and Debt Guarantees will conform to the forms thereof, and the terms of all Debt Securities, Guaranteed Debt Securities, Debt Guarantees, Subordinated Guarantees and Warrants will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Group or the relevant Finance Company, as applicable, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Group or the relevant Finance Company, as applicable, (iv) the Debt Securities, Guaranteed Debt Securities and Warrants will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Group and the Finance Companies, as the case may be, will authorize the offering and issuance of the Debt Securities, Guaranteed Debt Securities, Debt Guarantees, Subordinated Guarantees and Warrants and will authorize, approve and establish the final terms and conditions thereof and will authorize, approve and establish the terms and conditions of any applicable Warrant Agreement and will take any other appropriate additional corporate action and (vi) certificates, if required, representing the Debt Securities, Guaranteed Debt Securities (including the Debt Guarantees endorsed thereon), Subordinated Guarantees and Warrants will be duly executed and delivered and, to the extent required by the applicable Debt Indenture, Guaranteed Debt Indenture and Warrant Agreement, duly authenticated and countersigned.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Offered Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars.

The waiver of defenses contained in Section 6.01 of the Guaranteed Debt Indentures and Section 4.04 of the Subordinated Guarantee Agreements may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ DAVID I. GOTTLIEB
David I. Gottlieb, a Partner